SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  FANSTEEL INC.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            DELAWARE                                    36-1058780
------------------------------------            -------------------------------
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)



               ONE TANTALUM PLACE, NORTH CHICAGO, ILLINOIS 60064
-------------------------------------------------------------------------------
             (Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                       Name of each exchange on which
to be so registered                       each class is to be registered

         NONE                                           NONE
----------------------------              -------------------------------------


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|
         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|
         Securities Act registration statement file number to which this form relates:

                                      NONE
                   ------------------------------------------
                                 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                    ------------------------------------------
                                (Title of class)

Item 1:  Description of Registrant's Securities to be Registered.

         This registration statement registers under Section 12(g) of the Securities Exchange Act of 1934, as amended, the common stock, par value $0.01 per share ("Common Stock") of Fansteel Inc. ("Fansteel"). As previously reported, on January 15, 2002, Fansteel and its U.S. subsidiaries (together with Fansteel, the "Debtors") filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On November 17, 2003, the Bankruptcy Court confirmed the Debtors' first amended joint plan of reorganization, and on December 23, 2003 (the "Effective Date"), the Bankruptcy Court confirmed the modifications to the Debtors' second amended joint plan of reorganization (as modified, the "Plan").

         As of the Effective Date, all existing Fansteel common stock, par value $2.50 per share (the "Old Common Stock") and options to purchase Old Common Stock were canceled.

         As part of the Plan, the Bankruptcy Court approved Fansteel's Amended and Restated Certificate of Incorporation (the "Restated Certificate") which was filed on the Effective Date of the Plan. The Restated Certificate authorizes the issuance of 3,600,000 shares of Common Stock of reorganized Fansteel. Certain general unsecured creditors (other than the Pension Benefit Guarantee Corporation (the "PBGC")) are receiving approximately 53% stock ownership. The PBGC is receiving approximately 22% of the Common Stock being issued in the reorganization as part of the settlement of its claims related to the under-funding of Fansteel's now-terminated Consolidated Pension Plan. The common stockholders of pre-reorganized Fansteel are receiving 25% of the Common Stock. All of the foregoing issuances are subject to dilution for issuances of up to 5% of Fansteel's authorized Common Stock reserved for issuance under an employee plan, also approved as part of the confirmation.

         Within 20 business days of the Effective Date, an initial distribution of the Common Stock will be made to certain unsecured creditors (who will also receive an initial distribution of cash pursuant to the Plan), the PBGC and shareholders of Fansteel. Some shares of Common Stock earmarked for the general unsecured creditors will not be issued pending the outcome of negotiations and/or proceedings to determine whether currently contested claims shall be allowed.

         In accordance with Section 1123(a) of the United States Bankruptcy Code, the Restated Certificate prohibits the issuance by Fansteel of any nonvoting equity security, except in certain limited situations.

         The following summary description of the capital stock of Fansteel is qualified in its entirety by reference to Fansteel's Restated Certificate and Fansteel's Amended and Restated By-Laws, a copy of each of which is filed as an exhibit to this registration statement and incorporated herein by reference.

         The Company's stockholders are entitled to one vote per share of Common Stock held of record on all matters submitted to a vote of stockholders, including the election of directors. The Restated Certificate does not provide for cumulative voting for the election of directors. Holders of Common Stock are entitled to receive dividends when and if declared by Fansteel's board of directors from funds legally available therefor and to share, on the basis of their shareholdings, in Fansteel's assets that are available for distribution to Fansteel's holders of Common Stock in the event of liquidation. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. Shares of Common Stock issued pursuant to Plan will be fully paid and nonassessable shares of capital stock of Fansteel.

         The transfer agent and registrar for the Common Stock is Mellon Investor Services LLC, Overpeck Centre, 85 Challenger Road, Ridgefield Park, NJ 07660.


Item 2:           Exhibits.

                  The following exhibits are filed herewith:

       EXHIBIT NO.                       DESCRIPTION

           1           Amended and Restated Certificate of Incorporation of
                       Fansteel Inc.

           2           Amended and Restated By-Laws of Fansteel Inc.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                          FANSTEEL INC.
                          (Registrant)

                          By:        /s/ R. Michael McEntee
                                     ------------------------------------------

                          Name:      R. Michael McEntee
                          Title:     Vice President & Chief Financial Officer


Date:  February 2, 2004